Exhibit 99.01

Xcel Energy’s Teresa Madden named CFO, Scott Wilensky named general counsel; other management changes announced

MINNEAPOLIS, Sept. 19, 2011 (BUSINESS WIRE):  Xcel Energy has named Teresa S. Madden senior vice president and chief financial officer and Scott Wilensky senior vice president and general counsel, effective today.

Formerly vice president and controller, Madden has held a variety of positions with Xcel Energy and its predecessor company, Public Service Co. of Colorado.  She has a Bachelor of Science degree in accounting from Colorado State University and a Master of Business Administration degree from Regis University.  She is a member of the Colorado Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Madden succeeds David M. Sparby, who now holds the position of senior vice president and group president, with responsibility for the four operating companies that comprise Xcel Energy: Northern States Power Co.- Minnesota, NSP-Wisconsin, Public Service Co. of Colorado; and Southwestern Public Service Co.

Wilensky previously was vice president, Regulatory and Resource Planning, for all Xcel Energy operating companies. He has more than 25 years of experience in utility regulation, holding such positions as managing director of Rate Revenue and managing director of Government Affairs.  He previously spent 10 years as assistant attorney general with the Minnesota Attorney General’s Office.  He holds a bachelor’s degree from the University of Michigan and a law degree from Thomas M. Cooley Law School, Lansing, Mich.

Wilensky succeeds Michael C. Connelly, who is now senior vice president, Strategy and Planning.

Jeff Savage, formerly senior director, Financial Reporting, Corporate and Technical Accounting, replaces Madden as vice president and controller.  Before joining Xcel Energy in 2007, he held financial reporting, technical accounting, financial consolidation, Sarbanes-Oxley and internal audit positions at The Mosaic Company and Regis Corp.  He also spent six years at PricewaterhouseCoopers in Minneapolis.  He holds a degree in accounting and finance from Colorado State University and is a Certified Public Accountant.

“I am pleased to have such talented, experienced people in place,” said Ben Fowke, chairman, president and CEO of Xcel Energy.  “These leadership changes better enable us to achieve our strategic goals and meet the challenges our industry and company will face in the years to come,” he said.

Additional members of Fowke’s executive leadership team are:
●	Michael C. Connelly, formerly general counsel, is now senior vice president, Strategy and Planning, which will include portfolio development, risk management and resource planning;
●	Dennis Koehl is senior vice president and chief nuclear officer.
●
Kent T. Larson, formerly vice president and chief Energy Supply officer, is now senior vice president, Operations, with responsibility for energy supply, transmission, distribution and natural gas operations;

●	Marvin McDaniel is senior vice president and chief administrative officer;
●
Roy Palmer, formerly vice president, Federal and State Affairs, is now senior vice president, Public Policy and External Affairs, responsible for federal government affairs, corporate communications and public policy.

●	David M. Sparby, formerly vice president and CFO, is now senior vice president and group president, with responsibility for the four operating companies that comprise Xcel Energy.

Xcel Energy (NYSE:XEL) is a major U.S. electricity and natural gas company that provides a comprehensive portfolio of energy-related products and services to 3.4 million electricity customers and 1.9 million natural gas customers through its regulated operating companies in eight Western and Midwestern states.  Company headquarters are in Minneapolis.  More information is available at xcelenergy.com.

Xcel Energy
Xcel Energy Media Relations, 612-215-5300
www.xcelenergy.com